Exhibit 10.03

FORM OF RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is between Valero Energy Corporation, a Delaware corporation (“Valero”), and                     , a Non-Employee Director of the Board of Directors of Valero (“Director”); who agree as follows:

1. Introduction. Pursuant to the Valero Energy Corporation Restricted Stock Plan for Non-Employee Directors (as may be amended, the “Director Plan”), Valero has granted              shares of its Common Stock, $.01 par value (“Restricted Shares”) to the Director. As directed by the Director Plan, the parties enter into this Agreement to evidence the terms, conditions and restrictions applicable to the Restricted Shares.

2. The Director Plan, Restrictions, Vesting. The Director has read and understands the Director Plan, which is incorporated herein by reference for all purposes, and agrees to the terms and conditions applicable to the Restricted Shares and the rights and powers of Valero as provided therein. In addition, the Director agrees as follows:

2.01 Except as provided in the Director Plan and this Agreement, Restricted Shares may not be sold, exchanged, pledged, hypothecated, transferred, garnished or otherwise disposed of or alienated prior to vesting.

2.02 Restricted Shares granted hereunder shall vest and accrue to the Director in the following increments:              shares on the date of the annual meeting of stockholders of Valero Energy Corporation for election of directors of Valero (“Annual Meeting”) occurring in 2008;              shares on the date of the Annual Meeting occurring in 2009; and              shares on the date of the Annual Meeting occurring in 2010. The restrictions may terminate prior to the expiration of such period as set forth in the Director Plan.

2.03 The Director agrees that in lieu of certificates representing the Director’s Restricted Shares, the Restricted Shares and the shares of Common Stock issuable in connection with the vesting of the Restricted Shares may be issued in uncertificated form pursuant to the Direct Registration Service (“DRS”) of Valero’s stock transfer agent.

2.04 If, as the result of a stock split, stock dividend, combination of shares or any other change, including an exchange of securities, for any reason, the Director shall be entitled to new or additional or different shares of stock or securities, such stock or securities shall be subject to the terms and conditions of the Plan and this Agreement.

2.05 If Restricted Shares are forfeited per the terms of the Director Plan, the stock transfer agent of Valero is instructed, upon confirmation by the Corporate Secretary of such forfeiture, to surrender the certificates representing such shares for cancellation, or the cancel the forfeited shares from the Directors’ DRS account.

3. Limitation. The Director shall have no rights with respect to any Restricted Shares not expressly conferred by the Director Plan or this Agreement.

4. Miscellaneous. All capitalized terms contained in this Agreement shall have the definitions set forth in the Director Plan unless otherwise defined herein. This Agreement shall be binding upon the parties hereto and their respective beneficiaries, heirs, administrators, executors, legal representatives, and successors.

EFFECTIVE as of the      day of                      2007.

VALERO ENERGY CORPORATION

R. Michael Crownover, Vice President

[name of non-employee director]